Term Sheet No. 2500B To underlying supplement No. 1 dated August 3, 2015, product supplement B dated July 31, 2015, prospectus supplement dated July 31, 2015 and prospectus dated July 31, 2015	Registration Statement No. 333-206013 Dated August 4, 2015; Rule 433

Deutsche Bank AG

$      Capped Buffered Underlying Securities (BUyS) Linked to a Basket of Equity Indices due March 5, 2019

General

•	The Capped Buffered Underlying Securities Linked to a Basket of Equity Indices due March 5, 2019 (the “BUyS”) are designed for investors who seek a return at maturity of between 140.00% and 150.00% (to be determined on the Trade Date) of any increase in the performance of an unequally weighted basket (the “Basket”) of four equity indices, up to the Maximum Return of between 56.00% and 60.00% (to be determined on the Trade Date). If the Final Basket Level is less than the Initial Basket Level by an amount not greater than the Buffer Amount of 20.00%, investors will receive at maturity the Face Amount per $1,000 Face Amount of BUyS. However, if the Final Basket Level is less than the Initial Basket Level by an amount greater than the Buffer Amount of 20.00%, for each $1,000 Face Amount of BUyS, investors will lose 1.25% of the Face Amount for every 1.00% by which the Final Basket Level is less than the Initial Basket Level by an amount greater than the Buffer Amount. The BUyS do not pay any coupons or dividends and investors should be willing to lose some or all of their initial investment if the Final Basket Level is less than the Initial Basket Level by an amount greater than the Buffer Amount. Any payment on the BUyS is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due March 5, 2019

•	Minimum purchase of $1,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.

•	The BUyS are expected to price on or about August 28, 2015 (the “Trade Date”) and are expected to settle on or about September 2, 2015 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Basket:	The BUyS are linked to a basket consisting of the MSCI EAFE® Index, S&P MidCap 400® Index, MSCI Emerging Markets IndexSM and Russell 2000® Index (each, a “Basket Component” and collectively, the “Basket Components”).
	Basket Components	Ticker Symbol	Basket Component Weighting	Initial Component Level†
	MSCI EAFE® Index (the “MXEA Index)	MXEA	50.00%
	S&P MidCap 400® Index (the “MID Index”)	MID	27.00%
	MSCI Emerging Markets IndexSM (the “MXEF Index”)	MXEF	13.00%
	Russell 2000® Index (the “RTY Index”)	RTY	10.00%
	† The Initial Component Level for each Basket Component will be set on the Trade Date.
Payment at Maturity:	• If the Final Basket Level is greater than or equal to the Initial Basket Level, you will receive a cash payment at maturity per $1,000 Face Amount of BUyS calculated as follows:
	$1,000 + ($1,000 x the lesser of (i) Basket Return x Upside Leverage Factor and (ii) Maximum Return)
	• If the Final Basket Level is less than the Initial Basket Level by an amount not greater than the Buffer Amount, you will receive a cash payment at maturity equal to the Face Amount per $1,000 Face Amount of BUyS.

•     If the Final Basket Level is less than the Initial Basket Level by an amount greater than the Buffer Amount, you will receive a cash payment at maturity per $1,000 Face Amount of BUyS calculated as follows:

$1,000 + [$1,000 × (Basket Return + Buffer Amount) x Downside Participation Factor]

	If the Final Basket Level is less than the Initial Basket Level by an amount greater than the Buffer Amount, for each $1,000 Face Amount of BUyS, you will lose 1.25% of the Face Amount for every 1.00% by which the Final Basket Level is less than the Initial Basket Level by an amount greater than the Buffer Amount. In this circumstance, you will lose some or all of your initial investment. Any payment at maturity is subject to the credit of the Issuer.

(Key Terms continued on next page)

Investing in the BUyS involves a number of risks. See “Risk Factors” beginning on page 12 of the accompanying prospectus, PS-5 of the accompanying prospectus supplement and page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-7 of this term sheet.

The Issuer’s estimated value of the BUyS on the Trade Date is approximately $966.40 to $986.40 per $1,000 Face Amount of BUyS, which is less than the Issue Price.  Please see “Issuer’s Estimated Value of the BUyS” on page TS-3 of this term sheet for additional information.

By acquiring the BUyS, you will be bound by, and deemed to consent to, the imposition of any Resolution Measure (as defined below) by our competent resolution authority, which may include the write down of all, or a portion, of any payment on the BUyS. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the BUyS. Please see “Resolution Measures” on page TS-4 of this term sheet for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the BUyS or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,000.00	$0.00	$1,000.00
Total	$	$	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet. Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will not receive a selling concession in connection with the sale of the securities. Investors that purchase and hold the securities in fee-based accounts may be charged fees based on the amount of assets held in those accounts, including the securities.

The agent for this offering is our affiliate. For more information, see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.

The BUyS are not bank deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

Deutsche Bank Securities

 August 4, 2015

(Key Terms continued from previous page)

Basket Return:	The Basket Return, expressed as a percentage, will equal: Final Basket Level – Initial Basket Level Initial Basket Level The Basket Return may be positive, zero or negative.
Initial Basket Level:	Set equal to 100 on the Trade Date
Final Basket Level:	The Final Basket Level will be calculated on the Final Valuation Date, as follows:
100 × [1 + (MXEA Index return x 50.00%) + (MID Index return x 27.00%) + (MXEF Index return x 13.00%) + (RTY Index return x 10.00%)]
The MXEA Index return, MID Index return, MXEF Index return and RTY Index return refer to the Basket Component Return for the MXEA Index return, MID Index return, MXEF Index return and RTY Index return, respectively.
Basket Component Return:	With respect to each Basket Component, the Basket Component Return, expressed as a percentage, will equal: Final Component Level – Initial Component Level Initial Component Level
Initial Component Level:	The closing level of the applicable Basket Component on the Trade Date
Final Component Level:	The closing level of the applicable Basket Component on the Final Valuation Date
Buffer Amount:	20.00%
Maximum Return:	56.00% - 60.00% (to be determined on the Trade Date)
Upside Leverage Factor:	140.00% - 150.00% (to be determined on the Trade Date)
Downside Participation Factor:	125.00%
Trade Date[2]:	August 28, 2015
Settlement Date[2]:	September 2, 2015
Final Valuation Date[1,2]:	February 28, 2019
Maturity Date[1,2]:	March 5, 2019
Listing:	The BUyS will not be listed on any securities exchange.
CUSIP:	25152RL27
ISIN:	US25152RL274

1 Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

2 In the event that we make any change to the expected Trade Date or Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the BUyS remains the same.

Issuer’s Estimated Value of the BUyS

The Issuer’s estimated value of the BUyS is equal to the sum of our valuations of the following two components of the BUyS: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the BUyS is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of BUyS, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the BUyS. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the BUyS, reduces the economic terms of the BUyS to you and is expected to adversely affect the price at which you may be able to sell the BUyS in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the BUyS or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the BUyS on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the BUyS. The difference between the Issue Price and the Issuer’s estimated value of the BUyS on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the BUyS through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the BUyS on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your BUyS in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the BUyS from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the BUyS on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the BUyS determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the BUyS and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our BUyS for use on customer account statements would generally be determined on the same basis. However, during the period of approximately four months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the BUyS on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures

On May 15, 2014, the European Parliament and the Council of the European Union published a directive for establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive requires each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany has adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or “Resolution Act”), which became effective on January 1, 2015. The Resolution Act may result in the BUyS being subject to any Resolution Measure by our competent resolution authority if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the BUyS, you will be bound by and deemed to consent to the provisions set forth in the accompanying prospectus, which we have summarized below.

By acquiring the BUyS, you will be bound by and will be deemed to consent to the imposition of any Resolution Measure by our competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the BUyS may be subject to the powers exercised by our competent resolution authority to: (i) write down, including to zero, any payment (or delivery obligations) on the BUyS; (ii) convert the BUyS into ordinary shares or other instruments qualifying as core equity tier 1 capital; and/or (iii) apply any other resolution measure, including (but not limited to) a transfer of the BUyS to another entity, an amendment of the terms and conditions of the BUyS or the cancellation of the BUyS. We refer to each of these measures as a “Resolution Measure.”

Furthermore, by acquiring the BUyS, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the BUyS, under the senior indenture dated November 22, 2006 among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purpose of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent for, agree not to initiate a suit against the trustee and the paying agent in respect of, and agree that neither the trustee nor the paying agent will be liable for, any action that the trustee or the paying agent takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by our competent resolution authority with respect to the BUyS; and

•	will be deemed irrevocably to have (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the BUyS and (ii) authorized, directed and requested The Depository Trust Company (“DTC”) and any participant in DTC or other intermediary through which you hold such BUyS to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the BUyS as it may be imposed, without any further action or direction on your part or on the part of the trustee, paying agent, issuing agent, authenticating agent, registrar or calculation agent.

This is only a summary, for more information please see the accompanying prospectus dated July 31, 2015, including the risk factor “The securities may become subordinated to the claims of other creditors, be written down, be converted or become subject to other Resolution Measures. You may lose part or all of your investment if any such measure becomes applicable to us.” on page 12 of the prospectus.

Additional Terms Specific to the BUyS

You should read this term sheet together with underlying supplement No. 1 dated August 3, 2015, product supplement B dated July 31, 2015, the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these BUyS are a part and the prospectus dated July 31, 2015. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated August 3, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006144/dp58384_424b2-us1.htm

•	Product supplement B dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006059/crt_dp58181-424b2.pdf

•	Prospectus supplement dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

•	Prospectus dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000119312515273165/d40464d424b2.htm

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This term sheet, together with the documents listed above, contains the terms of the BUyS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this term sheet and in “Risk Factors” in the accompanying product supplement, prospectus supplement and prospectus, as the BUyS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the BUyS.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the BUyS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the BUyS prior to their issuance. We will notify you in the event of any changes to the terms of the BUyS, and you will be asked to accept such changes in connection with your purchase of any BUyS. You may also choose to reject such changes, in which case we may reject your offer to purchase the BUyS.

What Is the Payment at Maturity on the BUyS, Assuming a Range of Hypothetical Performances for the Underlying?

The table below illustrates the Payment at Maturity per $1,000 Face Amount of BUyS for a hypothetical range of performances for the Basket from -100.00% to +100.00%. The table below assumes a Maximum Return of 58.00% (the midpoint of the range of 56.00% and 60.00%) and an Upside Leverage Factor of 145.00% (the midpoint of the range of 140.00% and 150.00%) and reflects the Buffer Amount of 20.00% and the Downside Participation Factor of 125.00%. The actual Maximum Return and Upside Leverage Factor will be determined on the Trade Date. The following results are based solely on the hypothetical examples cited. You should consider carefully whether the BUyS are suitable to your investment goals. The numbers appearing in the table and examples below may have been rounded for ease of analysis.

Basket Return (%)	Payment at Maturity ($)	Return on BUyS (%)
100.00%	$1,580.00	58.00%
75.00%	$1,580.00	58.00%
50.00%	$1,580.00	58.00%
40.00%	$1,580.00	58.00%
30.00%	$1,435.00	43.50%
20.00%	$1,290.00	29.00%
10.00%	$1,145.00	14.50%
5.00%	$1,072.50	7.25%
0.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-20.00%	$1,000.00	0.00%
-30.00%	$875.00	-12.50%
-40.00%	$750.00	-25.00%
-50.00%	$625.00	-37.50%
-75.00%	$312.50	-68.75%
-100.00%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The Final Basket Level is greater than the Initial Basket Level, resulting in an Basket Return of 5.00%. Because the Final Basket Level is greater than the Initial Basket Level and the Basket Return of 5.00% multiplied by the Upside Leverage Factor does not exceed the Maximum Return, the investor receives a Payment at Maturity of $1,072.50 per $1,000 Face Amount of BUyS, calculated as follows:

$1,000 + ($1,000 x the lesser of (i) Basket Return x Upside Leverage Factor and (ii) Maximum Return)

$1,000 + ($1,000 x 5.00% x 145.00%) = $1,072.50

Example 2: The Final Basket Level is greater than the Initial Basket Level, resulting in an Basket Return of 50.00%. Because the Final Basket Level is greater than the Initial Basket Level and the Basket Return of 50.00% multiplied by the Upside Leverage Factor exceeds the Maximum Return, the investor receives a Payment at Maturity of $1,580.00 per $1,000 Face Amount of BUyS, the maximum payment on the BUyS, calculated as follows:

$1,000 + ($1,000 x the lesser of (i) Basket Return x Upside Leverage Factor and (ii) Maximum Return)

$1,000 + ($1,000 x 58.00%) = $1,580.00

Example 3: The Final Basket Level is less than the Initial Basket Level by an amount not greater than the Buffer Amount, resulting in an Basket Return of -10.00%. Because the Final Basket Level is less than the Initial Basket Level by an amount not greater than the Buffer Amount, the investor receives a Payment at Maturity of $1,000.00 per $1,000 Face Amount of BUyS.

Example 4: The Final Basket Level is less than the Initial Basket Level by an amount greater than the Buffer Amount, resulting in an Basket Return of -50.00%. Because the Final Basket Level is less than the Initial Basket Level by an amount greater than the Buffer Amount, the investor receives a Payment at Maturity of $625.00 per $1,000 Face Amount of BUyS, calculated as follows:

$1,000 + [$1,000 × (Basket Return + Buffer Amount) x Downside Participation Factor]

$1,000 + [$1,000 x (-50.00% + 20.00%) x 125.00%] = $625.00

Selected Purchase Considerations

•	CAPPED APPRECIATION POTENTIAL — The BUyS provide upside leveraged exposure to any increase in the level of the Basket up to the Maximum Return of between 56.00% and 60.00% (to be determined on the Trade Date). Consequently, the maximum Payment at Maturity will be between $1,560.00 and $1,600.00 for each $1,000 Face Amount of BUyS you hold. Any payment on the BUyS is subject to our ability to satisfy our obligations as they become due.

•	LIMITED PROTECTION AGAINST LOSS — Payment at maturity of the Face Amount per $1,000 Face Amount of BUyS is protected against a percentage decline in the Final Basket Level, as compared to the Initial Basket Level, of up to the Buffer Amount. If such percentage decline is greater than the Buffer Amount of 20.00%, for each $1,000 Face Amount of BUyS, you will lose 1.25% of the Face Amount for every 1.00% by which the Final Basket Level is less than the Initial Basket Level by an amount greater than the Buffer Amount. In this circumstance, you will lose some or all of your investment in the BUyS.

•	RETURN LINKED TO THE PERFORMANCE OF FOUR INDICES — The return on the BUyS, which may be positive, zero or negative, is linked to the performance of an unequally weighted basket, consisting of the MSCI EAFE® Index, S&P MidCap 400® Index, MSCI Emerging Markets IndexSM and Russell 2000® Index, as described herein.

The MSCI EAFE® Index

The MSCI EAFE® Index is calculated, maintained and published daily by MSCI Inc. (“MSCI”), through numerous data vendors, on the MSCI website and every 60 seconds during market trading hours on Bloomberg Financial Markets and Reuters Limited. The MSCI EAFE® Index is intended to provide performance benchmarks for 21 developed equity markets in Europe, Australasia and the Far East, namely those of Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. This is only a summary of the MSCI EAFE® Index. For more information on the MSCI EAFE® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The MSCI Indices — The MSCI EAFE® Index” in the accompanying underlying supplement No. 1 dated August 3, 2015.

The S&P MidCap 400® Index

The S&P MidCap 400® Index is intended to provide a performance benchmark for the U.S. equity markets. It tracks the stock price movement of 400 companies with mid-sized market capitalizations, primarily ranging from $1.2 billion to $5.1 billion. The calculation of the level of the S&P MidCap 400® Index is based on the relative value of the aggregate market value of the shares of 400 companies as of a particular time as compared to the aggregate average market value of the shares of 400 similar companies on the base date of June 28, 1991. This is only a summary of the S&P MidCap 400® Index. For more information on the S&P MidCap 400® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Dow Jones Indices — The S&P U.S. Indices — The S&P MidCap 400® Index” in the accompanying underlying supplement No. 1 dated August 3, 2015.

The MSCI Emerging Markets IndexSM

The MSCI Emerging Markets IndexSM (the “MSCI EM Index”) is a free float-adjusted market capitalization index that is designed to measure equity market performance of global emerging markets. The MSCI EM Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. As of June 30, 2015, the MSCI EM Index consisted of the following 23 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Malaysia, Mexico, Peru, Philippines, Poland, Qatar, Russia, South Africa, South Korea, Taiwan, Thailand, Turkey and the United Arab Emirates. This is only a summary of the MSCI Emerging Markets IndexSM. For more information on the MSCI Emerging Markets IndexSM, including information concerning calculation methodology and adjustment policy, please see the section entitled “The MSCI Indices – MSCI Emerging Markets IndexSM” in the accompanying underlying supplement No. 1 dated August 3, 2015.

The Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Index measures the composite price performance of stocks of approximately 2,000 companies domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. This is only a summary of the Russell 2000® Index. For more information on the Russell 2000® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Russell Indices — The Russell 2000® Index” in the accompanying underlying supplement No. 1 dated August 3, 2015.

•	TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the BUyS will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your BUyS (including at maturity) and (ii) the gain or loss on your BUyS should be capital gain or loss and should be long-term capital gain or loss if you have held the BUyS for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your BUyS could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the BUyS, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the BUyS.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the BUyS.

For a discussion of certain German tax considerations relating to the BUyS, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the BUyS (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the BUyS involves significant risks. Investing in the BUyS is not equivalent to investing directly in the stocks composing the Underlying. In addition to these selected risk considerations, you should review the “Risk Factors” sections of the accompanying product supplement, prospectus supplement and prospectus.

•	YOUR INVESTMENT IN THE BUYS MAY RESULT IN A LOSS — The BUyS do not pay any coupons or dividends and do not guarantee any return of your investment. The return on the BUyS at maturity is linked to the performance of the Underlying and will depend on whether, and the extent to which, the Basket Return is positive, zero or negative. If the Final Basket Level is less than the Initial Basket Level by an amount greater than the Buffer Amount, for each $1,000 Face Amount of BUyS, you will lose 1.25% of the Face Amount for every 1.00% by which the Final Basket Level is less than the Initial Basket Level by an amount greater than the Buffer Amount. In this circumstance, you will lose some or all of your investment in the BUyS. Any payment on the BUyS is subject to our ability to satisfy our obligations as they become due.

•	THE RETURN ON YOUR BUYS IS LIMITED BY THE MAXIMUM RETURN — If the Final Basket Level is greater than or equal to the Initial Basket Level, for each $1,000 Face Amount of BUyS, you will receive at maturity $1,000 plus an amount equal to $1,000 multiplied by the lesser of (i) the Basket Return and (ii) the Maximum Return of between 56.00% and 60.00% (to be determined on the Trade Date). Consequently, the maximum Payment at Maturity will be between $1,560.00 and $1,600.00 for each $1,000 Face Amount of BUyS you hold, regardless of any further increase in the level of the Basket, which may be significant.

•	THE BUYS DO NOT PAY ANY COUPONS — Unlike ordinary debt securities, the BUyS do not pay any coupons and do not guarantee any return of your investment at maturity.

•	THE BUYS ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The BUyS are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the BUyS depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the BUyS. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the BUyS and in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the BUyS and you could lose your entire investment.

•	THE BUYS MAY BECOME SUBORDINATED TO THE CLAIMS OF OTHER CREDITORS, BE WRITTEN DOWN, BE CONVERTED OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US — On May 15, 2014, the European Parliament and the Council of the European Union published the Bank Recovery and Resolution Directive for establishing a framework for the recovery and resolution of credit institutions and investment firms. The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. To implement the Bank Recovery and Resolution Directive, Germany has adopted the Resolution Act, which became effective on January 1, 2015. The Resolution Act may result in the BUyS being subject to the powers exercised by our competent resolution authority to impose a Resolution Measure on us, which may include: writing down, including to zero, any payment on the BUyS; converting the BUyS into ordinary shares or other instruments qualifying as core equity tier 1 capital; or applying any other resolution measure, including (but not limited to) transferring the BUyS to another entity, amending the terms and conditions of the BUyS or cancelling of the BUyS. We expect additional Resolution Measures to become applicable to us when the European regulation of July 15, 2014 relating to the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (commonly referred to as the “SRM Regulation”) becomes effective on January 1, 2016. On May 26, 2015, the German Federal Government published a draft bill of a Resolution Mechanism Act. One of this law’s primary purposes would be to conform German law to the SRM Regulation. In addition, the draft bill proposes that in the event of an insolvency proceeding, senior unsecured debt instruments would by operation of law rank junior to all other outstanding unsecured unsubordinated obligations, but in priority to all contractually subordinated instruments, subject to certain exceptions described in the accompanying prospectus. The proposed order of priorities would apply to insolvency proceedings commenced on or after January 1, 2016. If enacted, the proposed subordination of senior unsecured debt instruments could apply to the BUyS, which would most likely result in a larger share of loss being allocated to the BUyS in the event of an insolvency proceeding or the imposition of any Resolution Measures by the competent resolution authority. The final version of the Resolution Mechanism Act may provide for additional Resolution Measures that may become applicable to us. Imposition of a Resolution Measure would likely occur if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. You may lose some or all of your investment in the BUyS if a Resolution Measure becomes applicable to us.

By acquiring the BUyS, you would have no claim or other right against us arising out of any Resolution Measure, and we would have no obligation to make payments under the BUyS following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the BUyS, under the Indenture or for the purpose of the Trust Indenture Act. Furthermore, because the BUyS are subject to any Resolution Measure, secondary market trading in the BUyS may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the BUyS, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent for, agree not to initiate a suit against the trustee and the paying agent in respect of, and agree that neither the trustee nor the paying agent will be liable for, any action that the trustee or the paying agent takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by our competent resolution authority with respect to the BUyS. Accordingly, you may have limited or circumscribed rights to challenge any decision of our competent resolution authority to impose any Resolution Measure.

•	THE ISSUER’S ESTIMATED VALUE OF THE BUYS ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE BUYS — The Issuer’s estimated value of the BUyS on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the BUyS. The difference between the Issue Price and the Issuer’s estimated value of the BUyS on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the BUyS through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the BUyS is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the BUyS, reduces the economic terms of the BUyS to you and is expected to adversely affect the price at which you may be able to sell the BUyS in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your BUyS or otherwise value your BUyS, that price or value may differ materially from the estimated value of the BUyS determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the BUyS in the secondary market.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the BUyS, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks composing the Underlying would have.

•	INVESTING IN THE BUYS IS NOT THE SAME AS INVESTING IN THE BASKET COMPONENTS — The return on your BUyS may not reflect the return you would have realized if you had directly invested in the stocks composing the Basket Components. For instance, your return on the BUyS will be limited to the Maximum Return regardless of any increase in the level of the Basket, which could be significant.

•	IF THE LEVEL OF THE BASKET CHANGES, THE VALUE OF YOUR BUYS MAY NOT CHANGE IN THE SAME MANNER — Your BUyS may trade quite differently from the level of the Basket. Changes in the level of the Basket may not result in comparable changes in the value of your BUyS.

•	THE CORRELATION AMONG THE BASKET COMPONENTS COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the levels of the Basket Components increase or decrease to the same degree at the same time. The value of the BUyS may be adversely affected by increased positive correlation between the Basket Components, in particular when one or more Basket Components decrease. The value of the BUyS may also be adversely affected by increased negative correlation between the Basket Components, meaning the positive performance of one or more Basket Components could be entirely offset by the negative performance of one or more other Basket Components.

•	THE BASKET COMPONENTS ARE UNEQUALLY WEIGHTED — The Basket Components are unequally weighted. Accordingly, performances by the Basket Components with higher weightings will influence the return on the BUyS to a greater degree than the performances of Basket Components with lower weightings. If one or more of the Basket Components with higher weightings perform poorly, that poor performance could negate or diminish the effect on the return on the BUyS of any positive performance by the lower-weighted Basket Components.

•	THE BASKET COMPONENTS REFLECT THE PRICE RETURN OF THE STOCKS COMPOSING EACH BASKET COMPONENT, NOT THEIR TOTAL RETURN INCLUDING ALL DIVIDENDS AND OTHER DISTRIBUTIONS — Each Basket Component reflects the changes in the market prices of the stocks composing such Basket Component. The Basket Components are not, however, “total return” indices, which, in addition to reflecting the price returns of their respective component stocks, would also reflect the reinvestment of all dividends and other distributions paid on such component stocks.

•	The BUYS Are Subject To Risks Associated With Mid-Size Capitalization Companies — The stocks composing the MID Index are issued by companies with mid-sized market capitalization. The stock prices of mid-size companies may be more volatile than stock prices of large capitalization companies. Mid-size capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Mid-size capitalization companies may also be more susceptible to adverse developments related to their products or services.

•	THE BUYS ARE SUBJECT TO RISKS ASSOCIATED WITH SMALL-CAPITALIZATION COMPANIES — The stocks composing the RTY Index are issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the Index may be more volatile than the levels of indices that consist of large-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such small-capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. These companies may also be more susceptible to adverse developments related to their products or services.

•	THE BUYS ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Because the MXEA Index and MXEF Index consist of securities denominated in foreign currencies that are converted into U.S. dollars for purposes of calculating the level of the MXEA Index and the MXEF Index, holders of the BUyS will be exposed to currency exchange rate risk with respect to each of the currencies represented in the MXEA Index and MXEF Index. Of particular importance to currency exchange rate risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	political, civil or military unrest;

o	the balance of payments between the countries represented in the MXEA Index and MXEF Index and the United States; and

o	the extent of governmental surpluses or deficits in the countries represented in the MXEA Index and MXEF Index and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the MXEA Index and MXEF Index, the United States and other countries important to international trade and finance. An investor’s net exposure to currency exchange rate risk will depend on the extent to which the currencies represented in the MXEA Index and MXEF Index strengthen or weaken against the U.S. dollar and the relative weight of each currency represented in the overall MXEA Index and MXEF Index. If, taking into account such weighting, the U.S. dollar strengthens against the component currencies as a whole, the levels of the MXEA Index and MXEF Index will be adversely affected and the value of the BUyS may be reduced. Additionally, the volatility and/or the correlation (including the direction and the extent of such correlation) of the exchange rates between the U.S. dollar and the currencies represented in the MXEA Index and MXEF Index could affect the value of the BUyS.

•	THERE ARE RISKS ASSOCIATED WITH INVESTMENTS IN NOTES LINKED TO THE VALUES OF EQUITY SECURITIES ISSUED BY NON-U.S. COMPANIES — The MXEA Index and MXEF Index each include component stocks that are issued by companies incorporated outside of the U.S. Because the component stocks also trade outside the U.S., the BUyS are subject to the risks associated with non-U.S. securities markets. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently than U.S. securities markets, which may adversely affect the levels of the Component Underlyings and the value of your BUyS. Furthermore, there are risks associated with investments in notes linked to the values of equity securities issued by non-U.S. companies. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the prices of equity securities issued by non-U.S. companies may be adversely affected by political, economic, financial and social factors that may be unique to the particular countries in which the non-U.S. companies are incorporated. These factors include the possibility of recent or future changes in a non-U.S. government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of the country of such non-U.S. government), the presence, and extent, of cross shareholdings in non-U.S. companies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Specifically, certain stocks included in the MXEA Index and MXEF Index are issued by companies located in countries within Europe, some of which are and have been experiencing economic stress.

•	THE BUYS ARE SUBJECT TO EMERGING MARKETS RISK — The value of the BUyS is subject to the political and economic risks of emerging market countries by linking to the performance of the MXEF Index. The stocks underlying the MXEF Index include stocks of companies that are located in emerging market countries and whose securities trade on the exchanges of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. Future political changes may adversely affect the economic conditions of an emerging market nation. Political or economic instability could adversely affect the value of the BUyS and the amount payable to you at maturity.

•	PAST PERFORMANCE OF THE BASKET COMPONENTS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Basket Components over the term of the BUyS may bear little relation to the historical closing levels of such Basket Components and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Basket Components or whether the performance of the Basket will result in the return of any of your investment.

•	ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR BUYS IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE BUYS ON THE TRADE DATE — While the payment(s) on the BUyS described in this term sheet is based on the full Face Amount of your BUyS, the Issuer’s estimated value of the BUyS on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the BUyS. The Issuer’s estimated value of the BUyS on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your BUyS in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the BUyS from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the BUyS on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the BUyS determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the BUyS and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our BUyS for use on customer account statements would generally be determined on the same basis. However, during the period of approximately four months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the BUyS on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

•	In addition to the factors discussed above, the value of the BUyS and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your BUyS, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The BUyS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your BUyS to maturity.

•	THE BUYS WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The BUyS will not be listed on any securities exchange. There may be little or no secondary market for the BUyS. We or our affiliates intend to act as market makers for the BUyS but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the BUyS when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the BUyS, the price at which you may be able to sell your BUyS is likely to depend on the price, if any, at which we or our affiliates are willing to buy the BUyS.  If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the BUyS.  If you have to sell your BUyS prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the level of the Underlying has increased since the Trade Date.

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE BUYS — While we expect that, generally, the level of the Underlying will affect the value of the BUyS more than any other single factor, the value of the BUyS prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Underlying;

•	the time remaining to the maturity of the BUyS;

•	the market prices and dividend rates of the stocks composing the Underlying;

•	the composition of the Underlying;

•	interest rates and yields in the market generally;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying or the markets generally;

•	supply and demand for the BUyS; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE BUYS — We or our affiliates expect to hedge our exposure from the BUyS by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We or our affiliates may also engage in trading in instruments linked or related to the Underlying on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the level of the Underlying, and therefore make it less likely that you will receive a positive return on your investment in the BUyS. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the BUyS declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. Introducing competing products into the marketplace in this manner could adversely affect the level of the Basket and the value of the BUyS. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the BUyS. Furthermore, because Deutsche Bank Securities Inc. (“DBSI”) or one of its affiliates is expected to conduct trading and hedging activities for us in connection with the BUyS, DBSI or such affiliate may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to any compensation that DBSI receives for the sale of the BUyS to you. You should be aware that the potential to earn a profit in connection with hedging activities may create an incentive for DBSI to sell the BUyS to you in addition to any compensation they would receive for the sale of the BUyS.

•	WE OR OUR AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE BUYS. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE LEVEL OF THE UNDERLYING OR THE VALUE OF THE BUYS — We or our affiliates may publish research from time to time on financial markets and other matters that could adversely affect the level of the Basket and the value of the BUyS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the BUyS. Any research, opinions or recommendations expressed by us or our affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the BUyS and the Underlying.

•	POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the BUyS, including acting as calculation agent, hedging our obligations under the BUyS and determining the Issuer’s estimated value of the BUyS on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the BUyS from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the BUyS. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the BUyS on any relevant date or time. The calculation agent will also be responsible for determining whether a market disruption event has occurred. Any determination by the calculation agent could adversely affect the return on the BUyS.

•	THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE BUYS ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the BUyS, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the BUyS are uncertain, and the IRS or a court might not agree with the treatment of the BUyS as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the BUyS, the tax consequences of ownership and disposition of the BUyS could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the BUyS, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the BUyS (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The BUyS may be suitable for you if:

•	You seek an investment with a return linked to the performance of the Basket as described herein;

•	You are willing to invest in the BUyS based on the bottom of the Maximum Return range, the bottom of the Upside Leverage Factor range, the Downside Participation Factor and the Buffer Amount;

•	You are willing to lose up to 100% of your initial investment;

•	You are willing and able to hold the BUyS to maturity;

•	You are willing to accept our credit risk;

•	You do not seek current income from this investment; and

•	You do not seek an investment for which there will be an active secondary market.

The BUyS may not be suitable for you if:

•	You do not seek an investment with a return linked to the performance of the Underlying as described herein;

•	You are unwilling to invest in the BUyS based on the bottom of the Maximum Return range, the bottom of the Upside Leverage Factor range, the Downside Participation Factor and the Buffer Amount;

•	You seek an investment that is protected against the loss of your initial investment;

•	You seek an investment with uncapped upside returns;

•	You are unwilling or unable to hold the BUyS to maturity;

•	You are unwilling to be exposed to our credit risk;

•	You seek current income from your investments; or

•	You seek an investment for which there will be an active secondary market.

Historical Information

The following graph sets forth the historical performance of the Basket, retrospectively calculated from July 31, 2010 through July 31, 2015, assuming the level of the Basket on July 31, 2015 was 100 and the Basket Component Weightings were as specified in the Key Terms. The dotted line represents the Final Basket Level that would result in a percentage decline that is equal to the Buffer Amount of 20.00%. The level of the Basket on any day during this period is calculated as if the level of the Basket were the Final Basket Level and such day were the Final Valuation Date (except that the Initial Basket Level would be 67.59 on July 31, 2010 if we assume the level of the Basket on July 31, 2015 was 100). For purposes of the BUyS and the determination of the Payment at Maturity, the Initial Basket Level will be set equal to 100 on the Trade Date. The hypothetical historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the performance of the Basket on any day during the term of the BUyS, including on the Averaging Dates and the Final Valuation Date.

Future performance of the Basket may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the Basket will result in the return of any of your initial investment.

The Basket Components

The following graph sets forth the historical performance of the MSCI EAFE® Index, S&P MidCap 400® Index, MSCI Emerging Markets IndexSM and Russell 2000® Index based on their daily closing levels from July 31, 2010 through July 31, 2015. The closing level of the MSCI EAFE® Index on July 31, 2015 was 1,879.75. The closing level of the MSCI Emerging Markets IndexSM on July 31, 2015 was 901.68. The closing level of the S&P MidCap 400® Index on July 31, 2015 was 1,502.89. The closing level of the Russell 2000® Index on July 31, 2015 was 1,238.68. We obtained the historical closing levels below from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. The historical closing levels of the Basket Components should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Basket Components on the Final Valuation Date. We cannot give you assurance that the performance of the Basket will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

DBSI, acting as agent for Deutsche Bank AG, will not receive a selling concession in connection with the sale of the BUyS.

DBSI, the agent for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the BUyS to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the BUyS against payment for the BUyS on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the BUyS more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.